News

Release

Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

IMMEDIATE RELEASE

Evans Bancorp Reports 14% Loan Growth and
Net Income of $1.7 Million for the First Quarter of 2016

HAMBURG, NY, April 27, 2016 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the first quarter ended March 31, 2016.

HIGHLIGHTS OF THE 2016 FIRST QUARTER

•	Net income for the first quarter was $1.7 million, or $0.40 per diluted share
•	Loans increased $95.0 million, or 13.5%, to $796.8 million from the prior-year period
•	Strong low-cost deposit growth drove total deposit balances to $849.0 million, up $68.7 million, or 8.8%, from the prior-year period
•	Net interest income for the quarter increased 9.0% to $8.3 million
•	Total assets were $989.9 million, up 9% from the prior year

Net income was $1.7 million, or $0.40 per diluted share, in the first quarter of 2016, compared with $1.9 million, or $0.44 per diluted share, in the first quarter of 2015.  The decline reflects increases in personnel expenses related to strategic hires made to support the Company’s continued growth as well as technology expenses for the Company’s recent core banking system conversion.  Return on average equity was 7.43% for the first quarter of 2016 compared with 8.74% in the first quarter of 2015.

“We continue to be successful at organically growing Evans’ franchise as both business loans and core deposits were up significantly over last year, producing robust expansion of net interest income,” said David J. Nasca, President and CEO of Evans Bancorp.  “Expenditures incurred to drive positive top line net interest income growth of 9% muted bottom line performance in the near term, but are expected to drive significant results and increase earnings power into the future.  We are building a strong platform to support continued growth and capitalize on opportunities from market disruption resulting when KeyCorp and First Niagara, with almost 35% deposit market share, combine.  Given our current success at growing the business, we believe this transformative change in our marketplace creates the opportunity for us to win a larger share of the market with our broadened network, outstanding customer satisfaction ratings,  increased brand awareness as well as personalized, tailored solutions which provide a community banking alternative to big banking.”

Net Interest Income

Net interest income was $8.3 million in the first quarter, an increase of $0.7 million, or 9.0%, from the prior-year period,  reflecting strong loan and demand deposit growth. The interest earned on the prepayment of a large investment security in the trailing quarter caused net interest income to be down $0.2 million, or 2.1%, from the fourth quarter of 2015 despite strong loan growth.

Net interest margin of 3.69%  declined 15 basis points from the 2015 first quarter, and 22 basis points from the trailing 2015 fourth quarter, reflecting a  decrease in the yield on interest-earning assets and an increase in the cost of interest-bearing deposits.    The additional decrease from the trailing quarter was mostly due to interest earned on the payoff of a large investment referenced above.

Evans Bancorp Reports Net Income of $1.7 Million in the  First Quarter of 2016

April 27, 2016

The provision for loan losses was $0.2 million in the 2016 first quarter, essentially flat with both the prior-year period and the trailing fourth quarter of 2015, as the overall credit quality of the Company’s loan portfolio remained strong.

Asset Quality

The ratio of the allowance for loan losses to total loans was 1.65% at March 31, 2016 compared with 1.66% at December 31, 2015 and 1.82% at March 31, 2015.  The ratio declined from the previous year primarily due to the charge-off of one loan in the fourth quarter of 2015.

The ratio of non-performing loans to total loans increased to 2.25% at March 31, 2016 from 2.07% at December 31, 2015, and from 1.68% at March 31, 2015.  Non-performing loans increased with the movement of a large commercial loan relationship to 90 days past due and accruing.  The loan is considered well secured and in the process of collection.

Non-interest Income

Non-interest income was $3.0 million, or 26.6% of total revenue, in the quarter, down  $0.1 million from the prior-year period.  Insurance agency revenue of $1.7 million was down $0.1 million from the 2015 first quarter due to financial services and profit sharing revenue decreases.   Core insurance revenue lines such as property and casualty insurance and employee benefits have increased over the prior-year period however.  Compared with the trailing fourth quarter of 2015, total non-interest income increased by $0.1 million, primarily due to seasonal increases in insurance revenue.

Non-interest Expense

Total non-interest expense was $8.5 million in the first quarter, an increase of 13.5%, or $1.0 million, from the prior-year period.  Personnel expenses, the largest expense category for the Company,  were up $0.7 million, or 15.0%, from last year’s first quarter, and reflect annual merit increases and strategic hires to support the Company’s continued growth, including new commercial loan officers, business development officers and related support staff.  The 2016 first quarter included $0.3 million in technology expenses related to the Company’s recent core conversion.

Compared with the trailing fourth quarter of 2015, total non-interest expense was down  $0.1 million, or 1.6%, and primarily reflects lower loan expenses for the 2016 first quarter.

Income tax expense for the quarter was $0.8 million, representing an effective tax rate of 31.9% compared with an effective tax rate of 35.1% in the first quarter of 2015.  The decrease was due to one-time adjustments to deferred tax assets in the previous year’s first quarter as a result of statutory changes made by New York State legislation in 2014 that went into effect on January 1, 2015.

Balance Sheet Highlights

Total assets were $989.9 million at March 31, 2016, up 9%, or $85.6 million, from March 31, 2015 and 5.4%,  or $50.8 million, higher than the end of the trailing 2015 fourth quarter.  Loans of $796.8 million increased 13.5% from $701.7 million at March 31, 2015 and were up 2.9% from $774.0 million at December 31, 2015.  The improvement over both periods was primarily due to growth in the commercial real estate and commercial and industrial loan portfolios.

Investment securities were $116.3 million at March 31, 2016, up 16.3%  from March 31, 2015, and 17.8% from the trailing 2015 fourth quarter.

Total deposits increased $68.7 million, or 8.8%, to $849.0 million at March 31, 2016 from $780.4 million at the same time last year, and were up $46.1 million, or 5.7%, from the trailing 2015 fourth quarter-end.  The year-over-year growth was mainly attributable to increases in NOW accounts and savings deposits, which increased $12.7 million, or 15.3%, and $47.4 million, or 11.4%, respectively.  In the first quarter of 2015, the Bank introduced a new money market account that has been successful in acquiring new customer deposit relationships and providing cross-sell opportunities.

Evans Bancorp Reports Net Income of $1.7 Million in the  First Quarter of 2016

April 27, 2016

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.18% at March 31, 2016.  Book value per share increased to $21.54 at March 31, 2016 compared with $21.44 at December 31, 2015 and $20.49 at March 31, 2015.  Tangible book value per share at March 31, 2016 was $19.64, up 5.7% from the end of the first quarter of 2015 and 1.0%  higher than the trailing fourth quarter of 2015.

2016 Outlook

Mr. Nasca commented, “We expect to leverage a stronger platform to accelerate franchise expansion and earnings into the future. We also expect to make additional investments in business development in 2016 and along with our successfully completed core banking system conversion, we plan enhancements in digital distribution and service capabilities.    We recently relocated our Lockport insurance office to a larger, better location with plans for a new interactive, full service financial center to broaden our presence in Niagara County.  These investments enhance our ability to maintain loan and deposit development at a vigorous pace,  while associated costs are expected to result in comparable earnings to last year, but drive higher earnings in future years.”

About Evans Bancorp, Inc.
Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $990 million in assets and $849 million in deposits at March 31, 2016.   Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Senior Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: jconner@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

Evans Bancorp Reports Net Income of $1.7 Million in the  First Quarter of 2016

April 27, 2016

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except share and per share data)

	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015
ASSETS
Investment Securities	$116,294	$98,758	$106,651	$106,734	$99,981
Loans	796,773	773,984	731,239	710,832	701,738
Allowance for loan losses	(13,119)	(12,883)	(13,456)	(13,110)	(12,777)
Goodwill and intangible assets	8,101	8,101	8,101	8,101	8,101
All other assets	81,866	71,147	88,356	95,990	107,309
Total assets	$989,915	$939,107	$920,891	$908,547	$904,352

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	174,276	183,098	170,022	163,862	169,965
NOW deposits	95,622	83,674	79,983	79,266	82,956
Regular savings deposits	463,672	439,993	436,331	431,555	416,317
Time deposits	115,479	96,217	95,967	99,482	111,120
Total deposits	849,049	802,982	782,303	774,165	780,358
Borrowings	34,224	32,151	32,640	32,339	22,003
Other liabilities	14,482	12,718	16,275	13,848	15,290
Total stockholders' equity	92,160	$91,256	$89,673	$88,195	$86,701

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,279,296	4,257,179	4,238,448	4,239,929	4,230,895
Book value per share	$21.54	$21.44	$21.16	$20.80	$20.49
Tangible book value per share	$19.64	$19.53	$19.25	$18.89	$18.58
Tier 1 leverage ratio	10.18%	10.45%	10.32%	10.23%	10.81%
Tier 1 risk-based capital ratio	11.94%	11.82%	12.03%	12.63%	13.34%
Total risk-based capital ratio	13.20%	13.07%	13.29%	13.89%	14.54%

ASSET QUALITY DATA
Total non-performing loans	$17,941	$16,042	$8,170	$10,994	$11,803

Total net loan charge-offs (recoveries)	(29)	776	50	83	(43)

Non-performing loans/Total loans	2.25%	2.07%	1.12%	1.55%	1.68%
Net loan charge-offs/Average loans	-0.02%	0.42%	0.03%	0.05%	-0.03%

Allowance for loans losses/Total loans	1.65%	1.66%	1.84%	1.84%	1.82%

Evans Bancorp Reports Net Income of $1.7 Million in the  First Quarter of 2016

April 27, 2016

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2016	2015	2015	2015	2015
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	9,356	9,437	9,099	8,636	8,456
Interest expense	1,096	1,001	960	988	875
Net interest income	8,260	8,436	8,139	7,648	7,581
Provision for loan losses	208	204	396	415	201
Net interest income after provision	8,052	8,232	7,743	7,233	7,380

Deposit service charges	443	461	455	411	409
Insurance service and fee revenue	1,748	1,572	1,972	1,821	1,829
Bank-owned life insurance	136	140	134	152	137
Gain on insurance proceeds	-	-	734	-	-
Other income	667	748	962	1,092	691
Total non-interest income	2,994	2,921	4,257	3,476	3,066

Salaries and employee benefits	5,514	5,365	5,253	5,066	4,794
Occupancy	699	722	675	697	695
Repairs and maintenance	176	204	230	215	173
Advertising and public relations	285	227	188	231	211
Professional services	580	499	674	670	511
Technology and communications	422	308	354	262	259
FDIC insurance	159	161	151	148	147
Litigation expense	(100)	-	(175)	-	-
Other expenses	793	1,179	930	952	722
Total non-interest expenses	8,528	8,665	8,280	8,241	7,512

Income before income taxes	2,518	2,488	3,720	2,468	2,934
Income tax provision	804	734	1,211	793	1,029
Net income	1,714	1,754	2,509	1,675	1,905

PER SHARE DATA
Net income per common share-diluted	$0.40	$0.41	$0.58	$0.39	$0.44
Cash dividends per common share	$0.38	$0.00	$0.36	$0.00	$0.36

Weighted average number of diluted shares	4,328,034	4,315,489	4,312,275	4,309,688	4,291,676

PERFORMANCE RATIOS
Return on average total assets	0.71%	0.75%	1.10%	0.74%	0.89%

Return on average stockholders' equity	7.43%	7.72%	11.20%	7.62%	8.74%
Efficiency ratio	75.78%	76.30%	66.79%	74.08%	70.56%

Evans Bancorp Reports Net Income of $1.7 Million in the  First Quarter of 2016

April 27, 2016

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2016	2015	2015	2015	2015
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
AVERAGE BALANCES

Loans, net	$772,672	$740,337	$706,568	$691,608	$682,653
Investment securities	103,094	103,940	112,339	103,641	100,886

Interest bearing deposits at banks	18,862	19,185	27,501	51,094	6,624
Total interest-earning assets	894,628	863,462	846,408	846,343	790,163
Non interest-earning assets	66,375	66,115	66,102	64,396	64,372
Total Assets	$961,003	$929,577	$912,510	$910,739	$854,535

NOW	88,220	80,810	78,335	78,979	77,072
Regular savings	447,318	439,108	431,127	430,930	370,017
Time deposits	108,954	96,478	97,321	105,051	112,224
Total interest-bearing deposits	644,492	616,396	606,783	614,960	559,313
Other borrowings	34,250	32,443	32,113	31,533	33,852
Total interest-bearing liabilities	678,742	648,839	638,896	646,493	593,165

Demand deposits	176,074	175,362	168,883	162,632	159,388

Other non-interest bearing liabilities	13,879	14,549	15,122	13,665	14,785
Stockholders' equity	92,308	90,827	89,609	87,949	87,197

Total Liabilities and Equity	$961,003	$929,577	$912,510	$910,739	$854,535

YIELD/RATE

Loans, net	4.52%	4.59%	4.76%	4.59%	4.58%
Investment securities	2.39%	3.59%	2.42%	2.58%	2.55%

Interest bearing deposits at banks	0.23%	0.29%	0.23%	0.26%	0.06%
Total interest-earning assets	4.18%	4.37%	4.30%	4.08%	4.28%

NOW	0.39%	0.40%	0.40%	0.43%	0.41%
Regular savings	0.47%	0.43%	0.41%	0.38%	0.29%
Time deposits	1.26%	1.29%	1.27%	1.42%	1.55%
Total interest-bearing deposits	0.60%	0.56%	0.55%	0.56%	0.56%
Other borrowings	1.60%	1.64%	1.64%	1.62%	1.09%
Total interest-bearing liabilities	0.65%	0.62%	0.60%	0.61%	0.59%

Interest rate spread	3.53%	3.75%	3.70%	3.47%	3.69%

Contribution of interest-free funds	0.16%	0.16%	0.15%	0.14%	0.15%
Net interest margin	3.69%	3.91%	3.85%	3.61%	3.84%